Exhibit 99.1

FOR IMMEDIATE RELEASE

Ann Taylor Announces Third Quarter Results

Diluted EPS Advances 22% to Highest Level in Company’s History

Fiscal 2007 Outlook Updated

New York, NY, November 16, 2007 – AnnTaylor Stores Corporation (NYSE: ANN) today reported its results for the fiscal third quarter and nine months ended November 3, 2007. Net sales for the third quarter advanced approximately 6% to $601 million, and diluted earnings per share for the quarter increased 22% to $0.66, the highest quarterly earnings per share in the Company’s history.

Commenting on the results, Ann Taylor President & Chief Executive Officer Kay Krill stated, “Despite a difficult retail environment for much of the third quarter, we delivered solid margins and record earnings per share, reflecting our heightened focus on tightly managing the business and the ongoing benefit of our share repurchase program. Traffic trends were particularly soft in the month of October and, notwithstanding the improvement we experienced in early November with the onset of colder weather, we have tempered our outlook somewhat for growth in the fourth quarter. Nevertheless, we remain optimistic about the strength of our holiday offerings at both divisions, and we continue to expect to achieve strong EPS growth in the fourth quarter.”

Third Quarter Results

Net sales for the third quarter of fiscal 2007 ended November 3, 2007 advanced 6.1% to $600.9 million, compared with net sales of $566.3 million in the third quarter of fiscal 2006 ended October 28, 2006. This performance reflected expansion of the Company’s store base and continued growth of the Company’s Factory and internet businesses, partially offset by a modest decline in comparable store sales.

By division, net sales at Ann Taylor declined 4.4% to $213.5 million in the third quarter of fiscal 2007, compared with net sales of $223.3 million in the third quarter of fiscal 2006. At LOFT, net sales increased 8.9% to $296.9 million in the third quarter of fiscal 2007, compared with net sales of $272.5 million in the third quarter of fiscal 2006.

ANNTAYLOR

Comparable store sales for the third quarter of fiscal 2007 declined 0.4%, compared with a comparable store sales increase of 2.6% the prior year. By division, comparable store sales at Ann Taylor declined 4.4% in the 2007 quarter, compared with an increase of 6.1% the prior year. At LOFT, comparable store sales declined 0.3% in the 2007 quarter, compared with a decline of 0.9% the prior year. Comps at both divisions were significantly impacted by the soft traffic environment and unseasonably warm weather during the quarter.

Total inventory per square foot at the end of the third quarter of fiscal 2007 was down approximately 4%, compared with the 3% decline the Company achieved in the prior year. The Company indicated that both divisions ended the quarter in a healthy inventory position.

Gross margin, as a percentage of net sales, declined 0.5 margin points to 56.1% in the third quarter of fiscal 2007, compared with a gross margin of 56.6% in the third quarter of fiscal 2006. This decline primarily reflected the impact of aggressive promotional activity during the quarter at the Ann Taylor division, in response to the slowdown in traffic and a highly promotional retail environment.

Selling, general and administrative expenses, as a percentage of net sales, improved 0.7 margin points to 45.0% in the third quarter of fiscal 2007, compared to 45.7% in the third quarter of fiscal 2006. This improvement primarily reflected lower performance-based compensation expense and reduced long-term benefit costs associated with modification during the quarter of certain long-term benefit plans. Partially offsetting these positive factors was the impact of deleveraging in the quarter.

Operating income increased 7.9% to $66.6 million in the third quarter of fiscal 2007, compared to operating income of $61.7 million in the third quarter of fiscal 2006. Operating margin, as a percentage of net sales, advanced to 11.1% in the third quarter of fiscal 2007, compared to 10.9% in the third quarter of fiscal 2006.

Net income grew 3.8% to $40.8 million in the third quarter of fiscal 2007, compared with net income of $39.3 million in the third quarter of fiscal 2006. Diluted earnings per share in the third quarter of fiscal 2007 advanced 22.2% to a record $0.66, compared with diluted earnings per share of $0.54 the prior year.

During the quarter, the Company repurchased approximately 0.5 million shares of its common stock at a total cost of approximately $15 million. Year-to-date shares repurchased through the third quarter of fiscal 2007 totaled approximately 8.4 million, at a total cost of approximately $315 million.

ANNTAYLOR

During the quarter, the Company opened nine Ann Taylor stores, 20 Ann Taylor LOFT stores, and nine Ann Taylor Factory stores, and closed one Ann Taylor store and three Ann Taylor LOFT stores. During the quarter, the Company opened its 500th LOFT store, just nine years since the opening of first LOFT store. At the end of the quarter, total store count was 921 stores, comprised of 354 Ann Taylor stores, 500 LOFT stores and 67 Ann Taylor Factory stores.

Total store square footage at the end of the quarter increased approximately 7.6% to 5.4 million square feet, versus total square footage of 5.0 million square feet at the end of the third quarter of fiscal 2006. Total square footage at the end of the 2007 quarter was 1.9 million for Ann Taylor and 3.0 million for LOFT.

Fiscal 2007 Nine-Months Results

Net sales for the first nine months of fiscal 2007 increased 3.7% to $1.8 billion, compared with net sales of $1.7 billion in the first nine months of fiscal 2006. By division, net sales at Ann Taylor declined 2.5% to $652.6 million in the first nine months of fiscal 2007, compared with net sales of $669.3 million in the first nine months of fiscal 2006. At LOFT, net sales increased 2.3% to $881.1 million in the first nine months of fiscal 2007, compared with net sales of $861.7 million in the first nine months of fiscal 2006.

Comparable store sales for the first nine months of fiscal 2007 declined 3.4%, compared to a comparable store sales increase of 6.2% the prior year. By division, comparable store sales at Ann Taylor declined 2.2% in the first nine months of fiscal 2007, compared with an increase of 6.6% the prior year. At LOFT, comparable store sales declined 6.9% in the first nine months of fiscal 2007, compared with an increase of 6.0% in the first nine months of fiscal 2006.

Gross margin, as a percentage of net sales, decreased 2.4 margin points to 53.4% in the first nine months of fiscal 2007. Selling, general and administrative expenses, as a percentage of net sales, decreased 0.5 points to 44.1% in the first nine months of fiscal 2007.

Operating income in the first nine months of fiscal 2007 declined 13.5% to $167.3 million, or 9.3% of net sales, compared to operating income of $193.3 million, or 11.2% of net sales, in the year-ago period. Net income for the first nine months of fiscal 2007 was $103.9 million, or $1.61 per diluted share, compared with net income of $121.5 million, or $1.67 per diluted share, for the first nine months of fiscal 2006.

ANNTAYLOR

Full-Year 2007 Outlook

Due to the significant softness experienced in the month of October and ongoing macroeconomic uncertainty, the Company has reduced its diluted earnings per share outlook for fiscal 2007 to the range of $2.05 to $2.15, compared with its previous guidance range of $2.15 to $2.25 per share.

The primary drivers of the Company’s outlook for fiscal 2007 are as follows:

•	Comparable store sales growth in the low single-digit range for the fourth quarter, translating into a low single-digit comp decline for the full year.

•	Net square footage growth of approximately 1% for the fourth quarter and 7% for the full year.

•	Operating margin improvement, as a percentage of net sales, of approximately 200 to 300 basis points in the fourth quarter, translating into a full-year rate decline of about 50 basis points.

•	Total inventory per square foot down versus year-ago at year-end.

About Ann Taylor

Ann Taylor is one of the country’s leading women’s specialty retailers, operating 921 stores in 46 states, the District of Columbia and Puerto Rico, and also Online Stores at www.anntaylor.com and www.anntaylorLOFT.com as of November 3, 2007.

Contacts:

Maria Sceppaguercio

SVP, Communications & Investor Relations

Ann Taylor Stores Corporation

212-457-2199

-or-

Judith Pirro

Director of Investor Relations

Ann Taylor Stores Corporation

212-541-3598

ANNTAYLOR

FORWARD-LOOKING STATEMENTS

Certain statements in this press release are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements may use the words “expect”, “anticipate”, “plan”, “intend”, “project”, “may”, “believe” and similar expressions. Forward-looking statements also include representations of the expectations or beliefs of the Company concerning future events that involve risks and uncertainties, including:

•	the Company’s ability to predict accurately client fashion preferences;

•	competitive influences and decline in the demand for merchandise offered by the Company;

•	the Company’s ability to successfully execute brand extensions and new concepts;

•	effectiveness of the Company’s brand awareness and marketing programs;

•	the Company’s ability to secure and protect trademarks and other intellectual property rights in the United States and/or foreign countries;

•	general economic conditions, including the impact of higher fuel and energy prices, interest rates, a downturn in the retail industry or changes in levels of store traffic;

•	fluctuation in the Company’s level of sales and earnings growth;

•	the Company’s ability to locate new store sites or negotiate favorable lease terms for additional stores or for the lease renewal or expansion of existing stores;

•	risks associated with the performance and operations of the Company’s Internet operations;

•	a significant change in the regulatory environment applicable to the Company’s business;

•

risks associated with the possible inability of the Company, particularly through its sourcing and logistics functions, to operate within production and delivery constraints and the Company’s dependence on a single distribution facility;

•

the uncertainties of sourcing associated with the current quota environment, including changes in sourcing patterns resulting from the elimination of quota on apparel products and the re-imposition of quotas in certain categories, and other possible trade law or import restrictions;

•	financial or political instability in any of the countries in which the Company’s goods are manufactured;

•	risks associated with a failure by independent manufacturers to comply with the Company’s quality, product safety and labor practices requirements;

•	the potential impact of natural disasters and public health concerns, particularly on the Company’s foreign sourcing offices and manufacturing operations of the Company’s vendors;

•	acts of war or terrorism in the United States or worldwide;

•	work stoppages, slowdowns or strikes;

•	the Company’s ability to hire, retain and train key personnel;

•	the Company’s ability to successfully upgrade and maintain its information systems, including adequate system security controls; and

•	the Company’s ability to continue operations in accordance with its business continuity plan in the event of an interruption.

Further description of these risks and uncertainties and other important factors are set forth in the Company’s latest Annual Report on Form 10-K, including but not limited to Item 1A – Risk Factors and Item 7 – Management’s Discussion and Analysis of Financial Condition and Results of Operations therein, and in the Company’s other filings with the SEC. Although these forward-looking statements reflect the Company’s current expectations concerning future events, actual results may differ materially from current expectations or historical results. The Company does not assume any obligation to publicly update or revise any forward-looking statements at any time for any reason.

ANNTAYLOR

ANNTAYLOR STORES CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

For the Quarters and Nine Months Ended November 3, 2007 and October 28, 2006

(unaudited)

	Quarters Ended		Nine Months Ended
	November 3, 2007	October 28, 2006	November 3, 2007	October 28, 2006
	(in thousands, except per share amounts)
Net sales	$600,949	$566,261	$1,795,709	$1,732,432
Cost of sales	264,106	245,596	836,817	765,953

Gross margin	336,843	320,665	958,892	966,479
Selling, general and administrative expenses	270,258	258,956	791,638	773,187

Operating income	66,585	61,709	167,254	193,292
Interest income	1,450	4,551	6,197	12,500
Interest expense	620	612	1,597	1,679

Income before income taxes	67,415	65,648	171,854	204,113
Income tax provision	26,656	26,384	67,948	82,662

Net income	$40,759	$39,264	$103,906	$121,451

Earnings per share:
Basic Earnings per share of common stock	$0.67	$0.55	$1.63	$1.70
Weighted average shares outstanding	60,930	71,133	63,629	71,549
Diluted earnings per shares of common stock	$0.66	$0.54	$1.61	$1.67
Weighted average shares outstanding assuming dilution	61,533	72,356	64,438	72,714

Number of stores open at beginning of period	887	828	869	824
Number of stores opened during period	38	30	60	49
Number of stores closed during period	(4)	(2)	(8)	(17)
Number of stores open at end of period	921	856	921	856
Number of stores expanded/relocated during period *	4	6	10	12
Total store square footage at end of period (000’s)	5,371	4,993

*	Expanded stores are excluded from comparable store sales for the first year following expansion.

ANNTAYLOR

ANNTAYLOR STORES CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

November 3, 2007 and February 3, 2007

(unaudited)

	November 3, 2007	February 3, 2007
	(in thousands)
Assets
Current assets
Cash and cash equivalents	$94,046	$360,560
Short-term investments	24,257	—
Accounts receivable	29,160	16,489
Merchandise inventories	289,740	233,606
Prepaid expenses and other current assets	85,894	79,950

Total current assets	523,097	690,605
Property and equipment, net	585,125	564,108
Goodwill	286,579	286,579
Other assets	33,582	27,211

Total assets	$1,428,383	$1,568,503

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$124,866	$106,519
Accrued salaries and bonus	14,297	28,304
Accrued tenancy	45,502	45,024
Gift certificates and merchandise credits redeemable	35,891	52,989
Accrued expenses	96,677	66,582

Total current liabilities	317,233	299,418
Deferred lease costs	229,431	214,466
Other liabilities	11,440	4,708

Commitments and contingencies

Stockholders’ equity
Common stock, $.0068 par value; 200,000,000 shares authorized; 82,255,479 and 82,155,607 shares issued, respectively	559	559
Additional paid-in capital	776,433	753,030
Retained earnings	773,079	670,307
Accumulated other comprehensive loss	—	(5,373)

	1,550,071	1,418,523
Treasury stock, 20,556,835 and 12,782,533 shares respectively, at cost	(679,792)	(368,612)

Total stockholders’ equity	870,279	1,049,911

Total liabilities and stockholders’ equity	$1,428,383	$1,568,503